EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-66950, 333-50476 and 333-86653 of Western Sierra Bancorp on Form S-8 of our report, dated January 31, 2003, appearing in the Annual Report on Form 10-K of Western Sierra Bancorp for the year ended December 31, 2002.

/s/ Perry-Smith LLP

Sacramento, California
March 21, 2003